NEWS (For Immediate Release)
Contact:
Trinity Learning Corporation
Douglas Cole (510) 540-9300 (United States)
1831 Second Street
Berkeley, California 94710

Trinity Learning Corporation Completes Sale of CBL Global Corp. and Settlement of Litigation

BERKELEY, CALIFORNIA, January 6, 2004. Trinity Learning Corporation ("Trinity Learning"), a publicly-held Utah Corporation, announced today that it has sold its interests in CBL Global Corp. ("CBL") and its Australian and Californian subsidiaries (the "CBL Companies") to the former owners of the CBL Companies. In conjunction with the management buyout, Trinity Learning entered into a Settlement Agreement with respect to its litigation with CBL and the CBL Companies, as described in Trinity Learning's reports to the Securities and Exchange Commission.

Trinity Learning acquired the CBL Companies from their former owners in October 2002. Pursuant to the terms of the agreement, which was closed on December 22, 2003, Trinity Learning has conveyed all of its interest in CBL Companies back to the former owners, along with a cash settlement of $25,000, in exchange for surrender and cancellation of all shares of Trinity Learning issued to the former owners in connection with the acquisition of the CBL Companies, and the cancellation of Trinity Learning's guaranty of approximately $1.0 million in convertible notes payable and other obligations under the original transaction agreements, the waiver of certain other closing conditions of the original transaction agreement, and the assumption of certain financial obligations and accounts payable of CBL Global Corp. that will no longer be consolidated onto the financial statements of Trinity Learning.. Under the Settlement Agreement, the parties have also exchanged mutual releases of claims in connection with the original transactions, and Trinity Learning will dismiss its litigation against the CBL Companies and their former owners.

Trinity Learning made the decision to divest itself of the CBL Companies following Trinity Learning's acquisition in the fall of 2003 of several other significant learning companies. Continued operation of CBL would have required Trinity Learning to make significant additional cash infusions. Trinity Learning will continue its strategy of developing a global learning company and focus its resources on its recent acquisitions and potential additional acquisitions in coming year. In July 2003, a majority-owned operating subsidiary of Trinity Learning, IRCA Pty. (South Africa) entered into a marketing agreement with CBL. Through IRCA, Trinity Learning will continue to market CBL-related workplace learning content and products in Africa.

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ABOUT TRINITY LEARNING CORPORATION

Trinity Learning Corporation is a publicly-held Utah corporation specializing in technology-enabled learning, training, education, and certification services to major customers in multiple global industries.
We are seeking to achieve market entry and increased penetration in geographic markets worldwide by acquiring and integrating companies providing innovative workplace learning solutions in strategic geographic markets and industry segments. During 2003 we acquired control of four operating companies located in the United States, Australia and South Africa, each serving unique segments of the global learning market. During 2004 we seek to acquire additional operating companies with established customer bases, proprietary learning systems or content. We are seeking to increase our market penetration and the breadth and depth of our products and services through acquisitions, licensing, strategic alliances, internal business development, and the expansion of sales offices and other sales representation around the world.

FORWARD LOOKING STATEMENTS   DISCLAIMER - RISKS
Statements herein which are not statements of historical fact are forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Trinity Learning Corporation and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the ability of the company to sustain customer interest in its core products. For a more detailed discussion of risk factors that affect our operating results, please refer to our SEC reports including our most recent reports on Form 10-KSB and Form 10-QSB.

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